Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Rockley Photonics Holdings Limited for the registration of up to 1,817,172 of its ordinary shares and to the incorporation by reference therein of our report dated March 10, 2022, with respect to the consolidated financial statements of Rockley Photonics Holdings Limited included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

San Jose, California
September 30, 2022